Exhibit 99.6

CONSENT OF MORGAN STANLEY & CO. LLC

We hereby consent to the use in the Registration Statement of Cypress Semiconductor Corporation on Form S-4 and in the Joint Proxy Statement/Prospectus of Cypress Semiconductor Corporation and Spansion Inc., which is part of the Registration Statement, of our opinion dated December 1, 2014 appearing as Annex C to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—The Merger”, “The Merger—Background of the Merger”, “The Merger—Certain Prospective Financial Information Reviewed by the Spansion Board and Spansion’s Financial Advisor”, “The Merger—Recommendation of the Spansion Board; Spansion’s Reasons for the Merger”, and “The Merger—Opinion of the Spansion Financial Advisor”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Stephen E. White
	Name:	Stephen E. White
	Title:	Executive Director

New York, New York

December 19, 2014